Exhibit 99.1

Sunoco LP Announces Strategic Divestiture of Convenience Stores in Continental United States

•	Executes definitive agreement to divest a majority of convenience stores to 7-Eleven for $3.3 billion

•	Includes 15-year take-or-pay fuel supply agreement with 7-Eleven starting with approximately 2.2 billion gallons annually

•	Launches sales process for remaining convenience stores in North and West Texas, New Mexico and Oklahoma

•	Investor call scheduled for 8:00 AM Central Time on Thursday, April 6th

DALLAS, April 6, 2017 – Sunoco LP (NYSE: SUN) (“SUN”) today announced that it entered into a definitive asset purchase agreement for the sale of a majority of its convenience stores to 7-Eleven, Inc. (“7-Eleven”).

Total consideration in the transaction is $3.3 billion in cash plus fuel, merchandise and other inventories. SUN expects to use the proceeds to repay indebtedness and for general partnership purposes.

SUN President and Chief Executive Officer Bob Owens stated, “The sale of these retail assets to 7-Eleven is the beginning of an exciting evolution for SUN into a premier nationwide fuel supplier. Our supply agreement with 7-Eleven provides SUN with a predictable long-term income stream, and this transaction quickly allows SUN to improve its financial profile.”

Assets being sold to 7-Eleven include approximately 1,110 convenience stores in 19 geographic regions primarily along the East Coast and in Texas, and the associated trademarks and intellectual property of the Laredo Taco Company and Stripes. As part of the transaction, SUN will enter into a 15-year take-or-pay fuel supply agreement with a 7-Eleven subsidiary under which SUN will supply approximately 2.2 billion gallons of fuel annually. This supply agreement will have guaranteed annual payments to SUN, provides that 7-Eleven will continue to use the Sunoco brand at currently branded Sunoco stores and includes committed growth in future periods.

Approximately 200 convenience stores in North and West Texas, New Mexico and Oklahoma will be sold in a separate process. SUN’s Aloha Petroleum business unit in Hawaii will continue to operate its highly efficient and integrated business model within SUN. Likewise, the transaction does not include SUN’s highly successful APlus franchisee-operated stores.

SUN’s transaction with 7-Eleven is the first step in SUN’s strategic shift away from company-operated convenience stores to focus on its industry-leading fuel supply business. Led by the iconic Sunoco fuel brand and successful APlus franchise, SUN plans to be a leading consolidator in the domestic wholesale fuels business, supplying fuel to a network of more than 8,900 locations of third-party dealers, distributors and other commercial customers, with an enhanced focus on MLP qualifying income. Additionally, the proceeds received in this transaction will be used to further enhance SUN’s credit profile and leverage profile.

This transaction is subject to regulatory clearances and customary closing conditions and is expected to close by the fourth quarter 2017.

J.P. Morgan Securities LLC (“JP Morgan”) served as SUN’s exclusive financial advisor for the transaction. In addition, SUN has retained JP Morgan to market the approximately 200 remaining convenience stores in North and West Texas, New Mexico and Oklahoma.

Conference Call

Sunoco LP management will hold a conference call on Thursday, April 6, at 8:00 a.m. CT (9:00 a.m. ET) to discuss the transaction. To participate, dial 201-389-0877 approximately 10 minutes early and ask for the Sunoco LP conference call.

About Sunoco LP

Sunoco LP (NYSE: SUN) is a master limited partnership that operates 1,345 convenience stores and retail fuel sites and distributes motor fuel to 7,845 convenience stores, independent dealers, commercial customers and distributors located in 30 states. Our parent — Energy Transfer Equity, L.P. (NYSE: ETE) — owns SUN’s general partner and incentive distribution rights.

Cautionary Statement Relevant to Forward-Looking Information

This press release includes forward-looking statements regarding future events. These forward-looking statements are based on SUN’s current plans and expectations and involve a numbers of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. For a further discussion of these risks and uncertainties, please refer to the “Risk Factors” section of SUN’s most recently filed annual report on Form 10-K and in other filings made by SUN with the Securities and Exchange Commission. While Sunoco may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if new information becomes available.

Contacts

Investors:

Scott Grischow

Senior Director – Investor Relations and Treasury

(214) 840-5660, scott.grischow@sunoco.com

Patrick Graham

Senior Analyst – Investor Relations and Finance

(214) 840-5678, patrick.graham@sunoco.com

Media:

Alyson Gomez

Director – Communications

(469) 646-1758, alyson.gomez@sunoco.com

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